SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2009

ECO GLOBAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-52333 Commission File Number	20-3955577 (I.R.S. Employer Identification Number)

123 Worthington Street, Suite 203
Spring Valley, California 91977
(Address of Principal Executive Offices and Zip Code)

310-358-9017
(Issuer's telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Sub-Section (a). Departure of Director. On Friday, October 16, 2009, Randy Brown resigned as a director of the Company. Prior to his resignation, Mr. Brown did not hold any position on any executive committee of the Company or committee of the board of directors. There were no material disagreements between Mr. Brown and the Company of any kind.

Pursuant to disclosure requirements on Form 8-K, the Company provided Mr. Brown with a copy of the disclosures it is making in response to this Item 5.02(a) by U.S. Mail on October 19, 2009, directing him to provide the Company with a letter stating whether he agrees or disagrees with the statements made by the Company in response to this Item 5.02 and, if not, stating the respects in which he does not agree. Should Mr. Brown provide the Company with a response to this filing, the Company will file same with the Commission within two days after its receipt of said correspondence.

Sub-Section (c). Election of Director.

On October 16, 2009, the issuer announced the appointment of Joan M. Wilson to the Board Directors.

Ms. Wilson is 76 years of age.

On July 25, 2000, Governor Gray Davis appointed Joan M. Wilson as the Director of the California Lottery. Ms. Wilson, of West Covina, previously was the government affairs specialist for 7-Eleven, Inc., a position she held since 1972. In this position she gained extensive experience working with several state departments, including the Lottery Commission and the Department of Alcoholic Beverage Control, as well as county boards of supervisors and city councils. Ms. Wilson has worked with similar agencies in the states of Arizona, Nevada, Washington, Oregon, Flordia, and Texas. She earned a bachelor of arts degree from Ball State Teachers College, a teaching credential from the Univeristy of California, Los Angeles, and a credential in education system design from San Diego State University.

Upon the election of the New Governor Arnold Schwarzenegger, Ms. Wilson was re-appointed as Deputy Secretary of Business, Transportation and Housing Agency, a governmental agency with 13 departments, and $11 billion dollar budget and more than 43,000 personnel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO GLOBAL CORPORATION (Registrant)

Date October 19, 2009

/s/Daniel D. Correa
Daniel D. Correa, PRESIDENT

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